Exhibit 3

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”) is entered into as of June 18, 2009 by and between Ronald Shapps, as Trustee for Ronald Shapps residing at 75 Montebello Road, Suffern NY 10956, (the “Seller”) and Tri-State Employment Services, Inc., a Nevada corporation (the “Buyer”).

RECITALS

WHEREAS, the Buyer desires to purchase from the Seller, and the Seller desires to sell to the Buyer all of his share of Common Stock, $.01 per value of Accountabilities, Inc. (the “Company”), an aggregate 670,000 shares (the “Shares”) of the Company’s Common Stock, $.01 par value (the “Common Stock”).

NOW, THEREFORE, the parties agree as follows:

ARTICLE I.

SALE AND PURCHASE OF COMMON STOCK

1.1       Sale and Purchase of Common Stock. Upon the terms and subject to the conditions set forth herein, the Seller hereby sells to the Buyer, and the Buyer hereby purchases from the Seller the 670,000 of Shares for a cash purchase price (the “Purchase Price”) per Share equal to $.1455 ($97,541.00 in the aggregate) which sum shall be paid on or before June 18, 2009. Notwithstanding the foregoing payment date for the Shares, contemporaneous with the execution of this Agreement, Seller shall deliver to the Buyer (or the Transfer Agent, as the case may be), all documents required to effectuate the transfer to Buyer of the Shares, as well as certain Stock Purchase Agreement of even date, by and between Ronald Shapps and the Buyer for the purchase and sale of 498,000 shares of Common Stock.

ARTICLE II.

REPRESENTATIONS WARRANTIES AND COVENANTS OF THE SELLER

The Seller, through and by its Trustee, represents, warrants and covenants to the Buyer as follows:

2.1       The Seller is a Trust.

2.2       Power and Authority. The Seller has the power and authority to enter into this Agreement, sell the Shares being sold by such Seller to the Buyer pursuant to this Agreement and carry out and perform such Seller’s obligations under the terms of this Agreement. The Shares represent all shares of the Company’s Common Stock, $.01 per value owned by Seller.

2.3       Title. The Seller has good and marketable title to the Shares being sold by it pursuant to this Agreement and all of such Shares are validly issued, fully paid and nonassessable and are being transferred to the Buyer by Seller free of all liens, charges, claims and encumbrances and Seller has not or is not entitled to receive any warrants or options nor does he have any preemptive rights or similar agreements with the Company.

2.4       Authorization. All action on the part of such Seller necessary for the authorization, execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated herein has been taken. This Agreement is a valid and binding agreement of such Seller, enforceable in accordance with its terms. The execution, delivery and performance by such Seller of this Agreement and compliance herewith and the sale of the Shares will not result in any violation of and will not conflict with, or result in a breach of any of the terms of, or constitute a default under, any provision of law to which Seller is subject, or any mortgage, indenture, agreement, instrument, judgment, decree, order, rule or regulation or other restriction to which such Seller is a party or by which such Seller.

2.5       Consents. No consent, approval, qualification, order or authorization of, or filing with, any governmental or regulatory authority is required in connection with the valid execution, delivery or performance of this Agreement by Seller, the offer or sale of the Shares by the Seller, or the consummation of any other transaction contemplated on the part of Seller hereby.

2.6       Sophistication. Seller is a sophisticated seller and with respect to the Shares, has adequate information concerning the business and financial condition of the issuer of such Shares to make an informed decision regarding the Shares, and has independently, without reliance upon the Buyer and based on such information as it deemed appropriate, made its own analysis and decision to enter into this Agreement and Seller acknowledges and agrees that Buyer may possess material information with respect to the issuer of such Shares not known to the Seller or otherwise publicly available which may be material to a decision to buy or sell the Shares (the “Nonpublic Information”), that Seller has determined to sell the Shares notwithstanding its lack of knowledge of the Nonpublic Information, and that Buyer shall not have any liability to Seller to the extent such liability arises from, is caused by or relates to the nondisclosure of the Nonpublic Information and Seller hereby releases Buyer therefrom with respect to such nondisclosures.

2.7       Other Representations. Seller acknowledges that Buyer has not made nor does Buyer make any representation or warranty, whether express or implied, except as expressly set forth in this Agreement. Seller hereby disclaims any representation or warranty except for the representation and warranties contained in this Agreement. Seller acknowledges and agrees that (i) Seller has not relied on any representation or warranty from Buyer or any other person in determining to enter into this Agreement, except for the representations and warranties set forth in this Agreement, (ii) any such reliance by Seller would be unreasonable and (iii) no action may be brought by or on behalf of Seller or any other person against Buyer or its employees, agents, principals, or representatives based on representations and warranties of Buyer, other than the representation and warranties contained in this Agreement.

2.8       Seller’s Covenants as to Lost Certificate. Seller and Buyer both acknowledge that Seller has lost a stock certificate issued by the Company evidencing the shares. Seller covenants and agrees to cooperate with the Buyer and the Company’s Transfer Agent in taking all acts necessary, requested or appropriate, excluding deposit of a bond (which will be deposited by

Buyer,) but including, but not limited to executing any necessary documents, to ensure the immediate transfer to the Buyer of a certificate evidencing the Shares

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to each of the Seller as follows:

3.1       Corporate Power. The Buyer has the requisite corporate power and authority to enter into this Agreement and the requisite corporate power and authority to purchase the Shares and to carry out and perform its obligations under this Agreement.

3.2       Investment. The Buyer is acquiring the Shares for investment for its own account (or for the account of one of its Subsidiaries) and not with the view to, or for resale in connection with, any distribution thereof. It understands that the Shares have not been and, subject to the terms of this Agreement, will not be registered under the Securities Act by reason of a specified exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of its investment intent as express herein.

3.3       Accredited Buyer Status. The Buyer is an “accredited Buyer” as that term is defined in Rule 501(a) promulgated under the Securities Act of 1933, as amended.

3.4       Limitations on Disposition. The Buyer acknowledges that the Shares must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available and, the Company has no obligation to register the Shares or make available an exemption from registration. The Buyer has been advised or is aware of the provisions of Rule 144 promulgated under the Securities Act, which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions. The Buyer consents to affixing on certificates representing the Shares the following legend:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAWS. THEY MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAW OR AN OPINION OF COUNSEL FOR OR SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

3.5       Authorization. All corporate action on the part of the Buyer necessary for the authorization, execution, delivery and performance by the Buyer of this Agreement and the consummation of the transactions contemplated herein has been taken. This Agreement is a valid and binding agreement of the Buyer, enforceable in accordance with its terms. The execution, delivery and performance by the Buyer of this Agreement and compliance herewith will not result in any violation of and will not conflict with, or result in a breach of any of the terms of, or constitute a default under, any provision of law to which the Buyer is subject, the Buyer’s Articles of Incorporation, or any mortgage, indenture, agreement, instrument, judgment, decree, order, rule or regulation or other restriction to which the Buyer or any predecessor thereof is a party or by which it is bound.

ARTICLE IV.

MISCELLANEOUS

4.1       Governing Law. This Agreement shall be governed in all respects by the laws of the State of Delaware.

4.2       Survival. The representations, warranties, covenants and agreements made herein shall for one year after the date hereof.

4.3       Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors and assigns of the parties hereto.

4.4       Entire Agreement; Amendment; Waiver. This Agreement (including the Schedules and Annexes hereto) and the other documents delivered pursuant hereto and the confidentiality agreement referred to in Section 10.9(a) constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof. Neither this Agreement nor any terms hereof may be amended, waived, discharged or terminated, except by a written instrument signed by the Company and the Buyer.

4.5       Separability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

4.6       Agent’s Fees.

(a)             Seller hereby agrees to indemnify and to hold the Buyer harmless of and from any liability for commission or compensation in the nature of an agent’s fee to any broker or other Person or firm (and the costs and expenses of defending against such liability or asserted liability) arising from any act by Seller or any of Seller’s representatives (other than deposit of the bond referred to in Section 2.8 hereof) in connection with the transactions contemplated by this Agreement.

(b)             The Buyer hereby agrees to indemnify and to hold Seller harmless from any liability for any commission or compensation in the nature of an agent’s fee or other Person or firm (and the costs and expenses of defending against such liability or asserted liability) arising from any act by the Buyer or any of its employees or representatives in connection with the transactions contemplated by this Agreement. Buyer will post the necessary bond for the recovery of the lost certificate and seller will cooperate fully for the issuance of said shares.

4.7       Titles and Subtitles. The titles of the paragraphs and subparagraphs of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

4.8       Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

TRUST f/b/o RONALD SHAPPS

by	/s/ Ronald I. Shapps
Ronald I. Shapps, Trustee

TRI-STATE EMPLOYMENT SERVICES, INC.

By:	/s/ John P. Messina, Sr.

Name:	John P. Messina, Sr.

Title:	Executive Vice President

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